SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2004

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Federal                           0-25165                                   14-1809721
(State or other jurisdiction of incorporation)        (Commission File No.)           (IRS Employer Identification No.)

302 Main Street, Catskill NY                                                                                      12414
(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Item 7.   Financial Statements and Exhibits.

(a)     Not Applicable.

(b)     Not Applicable.

(c)     Exhibits.

Exhibit No.            Description

      99                   Press release dated February 2, 2004

Item 12.   Disclosure of Results of Operations and Financial Condition

The following information is furnished pursuant to Item 12, "Disclosure of Results of Operations and Financial Condition."

                On February 2, 2004, Greene County Bancorp, Inc. (the "Company") announced its earnings for the three months and six months ended December 31, 2003. A copy of the press release dated February 2, 2004, describing earnings for such periods is attached as Exhibit 99 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   GREENE COUNTY BANCORP, INC.

DATE: February 2, 2004            By:
                                                   J. Bruce Whittaker
                  President and Chief Executive Officer

Exhibit 99

Greene County Bancorp, Inc.
Announces Quarterly and Six Months’ Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – February 2, 2004-- Greene County Bancorp, Inc. (the "Company") (NASDAQ: GCBC), the holding company for The Bank of Greene County (the "Bank"), today reported net income for the quarter and six months ended December 31, 2003. Net income for the six months ended December 31, 2003 amount to $1,442,000, or $0.72 per basic and $0.70 per diluted share as compared to $1,185,000, or $0.60 per basic and $0.58 per diluted share for the six months ended December 31, 2002, an increase of $257,000, or 21.7%. Net income for the quarter ended December 31, 2003 amounted to $754,000, or $0.38 per basic and $0.37 per diluted share as compared to $544,000, or $0.27 per basic and diluted share for the quarter ended December 31, 2002, an increase of $210,000, or 38.6%. Improvement in net interest income and other operating income continue to positively impact net income.

Net interest income increased to $4.8 million for the six months and $2.5 million for the quarter ended December 31, 2003 as compared to $4.3 million for the six months and $2.1 million for the quarter ended December 31, 2002, improvements of $0.5 million and $0.4 million, or 11.6% and 19.0%, respectively. Net interest spread decreased to 3.71% as compared to 3.77% and net interest margin decreased to 3.81% as compared to 3.92% when comparing the six month periods ended December 31, 2003 to 2002. These changes were the result of a continued low interest rate environment. As assets mature or the yield on such assets adjust they have frequently been replaced with lower yielding assets resulting in the lower net interest spread and margin when comparing the six-month periods. Net interest spread increased to 3.82% as compared to 3.73% and net interest margin increased to 3.90% as compared to 3.88% when comparing the quarters ended December 31, 2003 to 2002. When comparing both the three and six months periods ended December 31, 2003 and 2002, net interest income was favorably impacted by growth in net interest earning assets.

During the quarter ended December 31, 2003, no provision for loan losses was allocated as compared to $30,000 for the quarter ended December 31, 2002. The decision to reduce the provision for loan losses to zero for the quarter ended December 31, 2003 was the result of the low level of non-performing loans to total loans and the relatively high ratio of the allowance for loan loss to net loans at September 30, 2003.

Noninterest income increased to $1.4 million for the six months ended December 31, 2003 as compared to $1.2 million for the six months ended December 31, 2002, an increase of $0.2 million or 16.7%. Noninterest income increased to $685,000 for the quarter ended December 31, 2003 as compared to $595,000 for the quarter ended December 31, 2002, an increase of $90,000 or 15.1%. A significant item affecting noninterest income was fee income in connection with mortgage refinancing activities whereby previously deferred income was recognized immediately as a result of refinancing. An increase in the volumes associated with e-commerce and debit cards also contributed to higher non-interest income for the given periods. During the six months ended December 31, 2002, a gain of $67,000 due to sales of real estate owned affected earnings; such income amounted to $1,500 during the six months ended December 31, 2003.

Noninterest expense increased to $4.1 million from $3.7 million, an increase of $0.4 million or 10.8% when comparing the six-months ended December 31, 2003 and 2002. Noninterest expense increased to $2.1 million from $1.9 million, an increase of $0.2 million or 10.5% when comparing the quarters ended December 31, 2003 and 2002. Annual salary increases and higher benefit costs, particularly those associated with retirement plans, contributed $323,000 to the overall increase in noninterest expense when comparing the six months ended December 31, 2003 to 2002.

The effective tax rate remained relatively consistent at 30.8% for the six months ended December 31, 2003, as compared to 30.9% for the six months ended December 31, 2002. There were no significant changes in activity that would affect the overall tax rate between periods.

Total assets of the Company were $271.8 million at December 31, 2003 as compared to $257.0 million at June 30, 2003, an increase of $14.8 million, or 5.8%. Growth occurred most significantly in net loans, which increased $8.4 million to $140.6 million at December 31, 2003 as compared to $132.2 million at June 30, 2003. The continued low interest rates supported the increase in loans. This growth was funded by increases in deposits, which increased $9.6 million to $227.6 million at December 31, 2003 as compared to $218.0 million at June 30, 2003. Investment securities increased $5.6 million, or 5.6% to $105.4 million at December 31, 2003 as compared to $99.8 million at June 30, 2003. The increase in investments was funded by a borrowing from the FHLB. An opportunity to take advantage of a spread between the tax-equivalent yield on several tax-free investments and the rate paid on the borrowing was the reason for the increase in investments.

The primary changes in equity included changes in retained earnings and accumulated comprehensive income. Retained earnings was affected by net income of $1.4 million and partially offset by dividends paid of $325,000. The overall net unrealized gain associated with the available-for-sale investment portfolio decreased by approximately $951,000, net of tax due to the current interest rate environment.

Headquartered in Catskill, New York, the Company provides full-service community based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	As of December 31, 2003	As of June 30, 2003

Assets
Total cash and cash equivalents	$16,878,799	$16,918,266
Investment securities, at fair value	105,438,371	99,831,070
Federal Home Loan Bank stock, at cost	1,360,600	1,360,600
Gross loans receivable	142,166,589	133,711,021
Less: Allowance for loan losses	(1,200,176)	(1,163,825)
Less: Unearned origination fees and costs, net	(339,474)	(337,122)

Net loans receivable	140,626,939	132,210,074
Premises and equipment	5,027,380	4,697,653
Accrued interest receivable	1,623,060	1,573,825
Prepaid expenses and other assets	871,382	318,495
Other real estate owned	---	55,125

Total Assets	$271,826,531	$256,965,108

Liabilities and shareholders’ equity
Noninterest bearing deposits	$29,107,947	$25,443,349
Interest bearing deposits	198,475,970	192,601,576

Total deposits	227,583,917	218,044,925
FHLB borrowing	13,000,000	8,000,000
Accrued interest and other liabilities	1,576,543	1,722,294
Accrued income taxes	219,991	73,024

Total liabilities	242,380,451	227,840,243
Total shareholders’ equity	29,446,080	29,124,865

Total liabilities and shareholders’ equity	$271,826,531	$256,965,108

Common shares outstanding	2,042,738	2,041,543

	For the	For the	For the	For the
	Six Months	Six Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Interest income	$6,515,844	$6,542,599	$3,327,029	$3,246,767
Interest expense	1,725,853	2,286,572	857,100	1,118,628
Net interest income	4,789,991	4,256,027	2,469,928	2,128,139
Provision for loan loss	45,000	30,000	---	30,000
Non-interest income	1,411,346	1,230,644	685,408	595,307
Non-interest expense	4,072,589	3,741,918	2,089,900	1,888,300
Income before taxes	2,083,748	1,714,753	1,065,436	805,146
Tax provision	642,100	529,900	311,100	261,400
Net Income	$1,441,648	$1,184,853	$754,336	$543,746

Basic EPS	$0.72	$0.60	$0.38	$0.27
Weighted average shares outstanding	2,001,796	1,976,780	2,003,134	1,977,943

Diluted EPS	$0.70	$0.58	$0.37	$0.27
Weighted average diluted shares outstanding	2,058,327	2,030,034	2,061,379	2,031,937

	At and For the	At and For the	For the	For the
	Six Months	Six Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Selected Financial Ratios

Return on average assets	1.09%	1.03%	1.13%	0.93%
Return on average equity	10.02%	8.75%	10.41%	7.92%
Net interest rate spread	3.71%	3.77%	3.82%	3.73%
Net interest margin	3.81%	3.92%	3.90%	3.88%
Non-performing assets to total assets	0.16%	0.13%
Non-performing loans to total loans	0.32%	0.23%
Allowance for loan loss to non-performing loans	268.56%	359.28%
Allowance for loan loss to net loans	0.85%	0.84%
Shareholders’ equity to total assets	10.85%	11.81%
Book value per share	$14.65	$13.81

Contact:  J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone:  518-943-2600